EXHIBIT 99.1

Eagle Bancorp Montana Earns $521,000, or $0.14 Per Diluted Share, in 3Q15; Declares Regular Quarterly Cash Dividend to $0.0775 per Share

HELENA, Mont., Oct. 27, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the "Company," "Eagle"), the holding company of Opportunity Bank of Montana, today reported net income was $521,000, or $0.14 per diluted share, in the third quarter of 2015, compared to $792,000, or $0.21 per diluted share, in the preceding quarter, and $718,000, or $0.18 per diluted share, in the same period a year ago. In the first nine months of 2015, Eagle's earnings were $1.7 million, or $0.44 per diluted share, compared to $1.7 million, or $0.43 per diluted share, in the first nine months of 2014.

"Eagle generated another solid quarter of loan growth, with both commercial and residential projects contributing to loan portfolio expansion," said Peter J. Johnson, President and CEO. "We will continue to capitalize on Montana's economic strengths by focusing our efforts on gathering strong core deposits, growing the loan portfolio and expanding our customer base."

Eagle's board of directors declared a regular quarterly cash dividend of $0.0775 per share. The dividend will be payable December 4, 2015 to shareholders of record November 13, 2015.

Third Quarter 2015 Highlights (at or for the three month period ended September 30, 2015, except where noted)

  Net income was $521,000, or $0.14 per diluted share in the third quarter, compared to $718,000, or $0.18 per diluted share in the same period a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 7.3% to $7.3 million compared to $6.8 million in the same period a year ago.
  Net interest margin was 3.28% in the third quarter, compared to 3.34% in the same period a year earlier.
  Total loans increased 30.1% to $391.5 million compared to $300.9 million a year earlier.
  Commercial real estate loans increased 60.2% to $164.0 million at September 30, 2015, compared to $102.4 million a year earlier.
  Total deposits increased 9.1% to $481.1 million at September 30, 2015, from $440.8 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.23% at September 30, 2015.
  Declared a quarterly cash dividend of $0.0775 per share, providing a 2.7% current yield at recent market prices.

Balance Sheet Results

Total assets increased 10.4% to $611.4 million at September 30, 2015, compared to $553.9 million a year earlier, and increased 4.8% compared to $583.4 million three months earlier.

"Demand for loans remains strong, contributing to higher originations. Activity is improving across all loan categories, particularly in commercial real estate and mortgage lending, and we don't see any sign of the pace slowing down in the near term," said Johnson.  Total loans increased 9.2% to $391.5 million at September 30, 2015, compared to $358.4 million three months earlier and increased 30.1% compared to $300.9 million a year earlier.

Eagle originated $77.8 million in new residential mortgages during the quarter, excluding construction loans, and sold $59.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.77%. This production compares to residential mortgage originations of $65.5 million in the preceding quarter with sales of $59.1 million.

Commercial real estate loans increased 60.2% to $164.0 million at September 30, 2015, compared to $102.4 million a year earlier, while residential mortgage loans increased 15.3% to $113.7 million compared to $98.5 million a year earlier. Home equity loans increased 22.0% to $48.1 million, commercial loans decreased 10.5% to $34.4 million, and construction loans increased 92.3% to $17.2 million, compared to a year ago.

Total deposits increased 9.1% to $481.1 million at September 30, 2015, compared to $440.8 million a year earlier and were up 3.2% compared to $466.1 million at June 30, 2015. As of September 30, 2015, checking and money market accounts represent 54.2%, savings accounts represent 14.0%, and CDs comprise 31.8% of the total deposit portfolio.

Eagle's shareholders' equity improved to $54.4 million at September 30, 2015, compared to $53.7 million three months earlier and $52.6 million one year earlier. Tangible book value was $12.40 per share at September 30, 2015, compared to $12.34 per share at June 30, 2015 and $11.62 per share a year earlier. The year-over-year increase continues to be a result of steady growth in earnings and increases in the fair value of the investment portfolio caused by lower interest rates.

Credit Quality

Eagle's provision for loan losses for the third quarter was $310,000, compared to $328,000 in the preceding quarter and $215,000 in the third quarter a year ago. As of September 30, 2015, the allowance for loan losses represented 216.6% of nonperforming loans compared to 501.7% three months earlier and 429.1% a year earlier.

"During the quarter we had $888,000 that moved into the 90 days past due status. The increase was due primarily to a few residential mortgages that are in the process of collection," said Johnson.  At September 30, 2015, nonperforming loans (NPLs) were $1.5 million, compared to $588,000 three months earlier, and $536,000 a year ago.

Net charge-offs totaled $30,000 in the third quarter, compared to $3,000 in the preceding quarter and $40,000 in the third quarter a year ago. The allowance for loan losses was $3.2 million, or 0.83% of total loans at September 30, 2015, compared to $3.0 million, or 0.82% of total loans at June 30, 2015, and $2.3 million, or 0.76% of total loans a year ago.

OREO and other repossessed assets was $619,000 at September 30, 2015, which was down slightly compared to $623,000 at June 30, 2015. Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.1 million at September 30, 2015, compared to $1.2 million both three months earlier and a year earlier.

Operating Results

Eagle's third quarter revenues were $7.3 million compared to $7.8 million in the preceding quarter and increased 7.3% compared to $6.8 million in the third quarter a year ago.  Year-to-date revenues increased 16.1% to $22.2 million compared to $19.1 million in the first nine months of 2014. Net interest income before the provision for loan loss increased 5.9% to $4.4 million in the third quarter compared to $4.2 million in the third quarter a year ago. Net interest income was $4.5 million in the preceding quarter.  In the first nine months of the year, Eagle's net interest income increased 9.5% to $13.1 million compared to $12.0 million in the same period a year earlier.

"Our net interest margin contracted this quarter, and we expect to see continued pressure on loan yields as loans reprice in this very low interest rate environment. In addition, the interest cost for the newly issued subordinated debt increased interest expense by $149,000 in the quarter," Johnson noted.  Eagle's net interest margin was 3.28% in the third quarter compared to 3.46% in the preceding quarter and 3.34% in the third quarter a year ago.  Funding costs for the quarter were up 14 basis points while asset yields increased 8 basis points compared to a year ago.  The investment securities portfolio decreased to $147.5 million at September 30, 2015, compared to $178.4 million a year ago, which increased average yields on earning asset balances moderately. In the first nine months of the year, Eagle's net interest margin was 3.36% compared to 3.32% in the first nine months a year earlier.

Noninterest income increased 9.6% to $2.9 million in the third quarter compared to $2.7 million in the third quarter a year ago. In the preceding quarter Eagle's noninterest income was $3.3 million. The preceding quarter's noninterest income included both a $310,000 gain on sale of fixed assets resulting from the sale of a branch building as well as the net gain on the sale of loans of $1.9 million.  Year-to-date, noninterest income increased 27.2% to $9.1 million compared to $7.1 million in the nine month period a year earlier.

Eagle's third quarter noninterest expenses were $6.5 million, the same as in the preceding quarter. This compares to $5.9 million in the third quarter one year ago.  In the first nine months of 2015, noninterest expense increased to $19.3 million compared to $17.3 million in the first nine months of 2014. The year-over-year increase for both the quarter and year-to-date periods is primarily due to higher salary and employee benefits, part of which is attributed to commission-based compensation related to the robust loan growth.

Stock Repurchase

During the quarter, the company repurchased 46,065 shares of EBMT stock at an average price of $11.47 per share.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders' equity to tangible asset of 10.23% at September 30, 2015.  (Shareholders' equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

During the preceding quarter, Eagle booked $10.0 million in subordinated debt.  The subordinated notes were issued on June 19, 2015, bear a fixed rate of interest of 6.75% per annum, payable quarterly, and mature on June 19, 2025.  The net cash proceeds from the sale of the subordinated notes were $9.9 million, and the subordinated notes are expected to qualify as Tier 2 capital for regulatory purposes. The net proceeds from the offering are expected to be used for general corporate purposes, to support organic growth and fund acquisitions should appropriate opportunities arise.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30, 2015	June 30, 2015	September 30, 2014

Assets:
Cash and due from banks	$ 6,529	$ 8,108	$ 3,295
Interest-bearing deposits with banks	717	619	615
Federal funds sold	--	--	--
Total cash and cash equivalents	7,246	8,727	3,910
Securities available-for-sale, at market value	147,460	148,766	178,428
FHLB stock, at cost	2,853	2,326	1,878
FRB stock	642	642	--
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	14,731	17,184	21,656
Loans:
Residential mortgage (1-4 family)	113,658	106,852	98,543
Commercial loans	34,370	46,372	38,387
Commercial real estate	164,040	139,812	102,377
Construction loans	17,234	10,513	8,962
Consumer loans	14,860	14,480	13,692
Home equity	48,062	40,946	39,408
Unearned loan fees	(750)	(605)	(456)
Total loans	391,474	358,370	300,913
Allowance for loan losses	(3,230)	(2,950)	(2,300)
Net loans	388,244	355,420	298,613
Accrued interest and dividends receivable	2,332	2,337	2,340
Mortgage servicing rights, net	4,808	4,517	3,913
Premises and equipment, net	18,290	18,459	20,037
Cash surrender value of life insurance	12,429	11,898	11,653
Real estate and other assets acquired in settlement of loans, net	619	623	619
Goodwill	7,034	7,034	7,034
Core deposit intangible	550	588	703
Other assets	4,016	4,691	2,927
Total assets	$ 611,409	$ 583,367	$ 553,866

Liabilities:
Deposit accounts:
Noninterest bearing	82,842	70,043	66,943
Interest bearing	398,286	396,016	373,882
Total deposits	481,128	466,059	440,825
Accrued expense and other liabilities	5,372	4,985	4,069
FHLB advances and other borrowings	55,534	43,611	51,172
Subordinated debentures, net	14,951	15,005	5,155
Total liabilities	556,985	529,660	501,221

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized; none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,776,916; 3,822,981; 3,866,233 outstanding at September 30, 2015, June 30, 2015 and September 30, 2014, respectively)	41	41	41
Additional paid-in capital	22,134	22,129	22,126
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,016)	(1,057)	(1,182)
Treasury stock, at cost (306,211 shares at September 30, 2015, 260,146 shares at June 30, 2015 and 216,894 shares at September 30, 2014)	(3,338)	(2,810)	(2,333)
Retained earnings	36,714	36,490	35,252
Accumulated other comprehensive (loss)	(111)	(1,086)	(1,259)
Total shareholders' equity	54,424	53,707	52,645
Total liabilities and shareholders' equity	$ 611,409	$ 583,367	$ 553,866

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest and dividend Income:
Interest and fees on loans	$ 4,390	$ 4,255	$ 3,658	$ 12,607	$ 10,291
Securities available-for-sale	759	737	1,044	2,255	3,227
FRB and FHLB dividends	5	20	--	25	--
Interest on deposits with banks	--	3	1	6	5
Total interest and dividend income	5,154	5,015	4,703	14,893	13,523
Interest Expense:
Interest expense on deposits	400	356	338	1,093	999
Advances and other borrowings	130	128	156	401	455
Subordinated debentures	191	42	21	254	63
Total interest expense	721	526	515	1,748	1,517
Net interest income	4,433	4,489	4,188	13,145	12,006
Loan loss provision	310	328	215	960	511
Net interest income after loan loss provision	4,123	4,161	3,973	12,185	11,495

Noninterest income:
Service charges on deposit accounts	317	243	284	783	763
Net gain on sale of loans	1,639	1,856	1,398	5,126	3,430
Mortgage loan servicing fees	523	422	380	1,360	1,099
Net gain on sale of available-for-sale securities	--	48	194	234	431
Wealth management income	174	111	112	470	383
Net loss on fair value hedge	--	--	(47)	(93)	(181)
Other income	259	595	336	1,189	1,206
Total noninterest income	2,912	3,275	2,657	9,069	7,131

Noninterest expense:
Salaries and employee benefits	3,660	3,639	3,131	10,678	9,523
Occupancy and equipment expense	838	733	695	2,307	2,094
Data processing	560	536	540	1,605	1,479
Advertising	170	174	166	563	525
Amortization of mortgage servicing fees	218	205	166	640	462
Amortization of core deposit intangible and tax credits	116	101	105	317	315
Federal insurance premiums	83	73	73	251	176
Postage	63	43	44	152	127
Legal, accounting and examination fees	126	133	262	415	548
Consulting fees	72	211	176	523	558
Write-down on OREO	--	--	--	--	10
Other expense	586	624	507	1,874	1,490
Total noninterest expense	6,492	6,472	5,865	19,325	17,307

Income before income taxes	543	964	765	1,929	1,319
Income tax provision (benefit)	22	172	47	230	(369)
Net income	$ 521	$ 792	$ 718	$ 1,699	$ 1,688

Basic earnings per share	$ 0.14	$ 0.21	$ 0.18	$ 0.44	$ 0.43
Diluted earnings per share	$ 0.14	$ 0.21	$ 0.18	$ 0.44	$ 0.43

Weighted average shares outstanding (basic EPS)	3,804,532	3,822,981	3,889,603	3,823,896	3,907,259

Weighted average shares outstanding (diluted EPS)	3,841,787	3,860,236	3,944,406	3,861,151	3,962,062

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30	June 30	March 31	September 30
	2015	2015	2015	2014
Asset Quality:
Nonaccrual loans	$ 556	$ 541	$ 176	$ 486
Loans 90 days past due	888	--	--	--
Restructured loans, net	47	47	47	50
Total nonperforming loans	1,491	588	223	536
Other real estate owned and other repossessed assets	619	623	642	619
Total nonperforming assets	$ 2,110	$ 1,211	$ 865	$ 1,155
Nonperforming loans / portfolio loans	0.38%	0.16%	0.07%	0.18%
Nonperforming assets / assets	0.35%	0.21%	0.15%	0.21%
Allowance for loan losses / portfolio loans	0.83%	0.82%	0.78%	0.76%
Allowance / nonperforming loans	216.63%	501.70%	1177.13%	429.10%
Gross loan charge-offs for the quarter	$ 39	$ 4	$ 148	$ 80
Gross loan recoveries for the quarter	$ 9	$ 1	$ 1	$ 40
Net loan charge-offs for the quarter	$ 30	$ 3	$ 147	$ 40

Capital Data (At quarter end):
Tangible book value per share	$ 12.40	$ 12.05	$ 12.34	$ 11.62
Shares outstanding	3,776,916	3,822,981	3,822,981	3,866,233

Profitability Ratios (For the quarter):
Efficiency ratio*	86.79%	82.06%	88.12%	84.15%
Return on average assets	0.35%	0.56%	0.28%	0.52%
Return on average equity	3.87%	5.96%	2.82%	5.49%
Net interest margin	3.28%	3.46%	3.35%	3.34%

Profitability Ratios (Year-to-date):
Efficiency ratio *	85.57%	84.96%	88.12%	88.79%
Return on average assets	0.40%	0.42%	0.28%	0.43%
Return on average equity	4.22%	4.39%	2.82%	4.45%
Net interest margin	3.36%	3.41%	3.35%	3.32%

Other Information
Average total assets for the quarter	$ 593,947	$ 567,553	$ 550,980	$ 547,111
Average total assets year to date	$ 570,948	$ 559,524	$ 550,980	$ 529,260
Average earning assets for the quarter	$ 540,222	$ 518,291	$ 503,894	$ 500,485
Average earning assets year to date	$ 520,925	$ 511,356	$ 503,894	$ 482,289
Average loans for the quarter **	$ 384,275	$ 360,782	$ 339,007	$ 304,791
Average loans year to date **	$ 361,355	$ 349,895	$ 339,007	$ 282,976
Average equity for the quarter	$ 53,894	$ 53,193	$ 54,847	$ 52,299
Average equity year to date	$ 53,701	$ 53,642	$ 54,847	$ 50,621
Average deposits for the quarter	$ 478,635	$ 457,743	$ 445,655	$ 436,044
Average deposits year to date	$ 460,816	$ 451,931	$ 445,655	$ 374,864

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007